Exhibit 10.13

26 January 2009

DOMESTIC CRUDE OIL PURCHASE/SALE AGREEMENT

TÜRKİYE PETROL RAFİNERİLERİ A.Ş. (TÜPRAŞ) and PETROLEUM EXPLORATION MEDITERRANEAN INT. PTY. LTD (PEMI) do hereby agree on the purchase and sale of the crude oil produced within the territories of Turkey (Domestic Crude Oil), on the general terms and conditions stipulated hereinbelow.

1. SUBJECT

This agreement sets the procedures and conditions about the delivery and sale of the Domestic Crude Oil to occur at the Botaş / Dörtyol plant.

2. SELLER

PETROLEUM EXPLORATION MEDITERRANEAN INT.PTY.LTD

3. BUYER

TÜPRAŞ, TÜRKİYE PETROL RAFİNERİLERİ A.Ş.

4. DEFINITIONS

4.1. API GRAVITY

A special function of the specific gravity at 60 degrees F, expressed with the following formula.

API Gravity (60 degrees F) = (141.5/Specific Gravity @ 60 degrees F) – 131.5

4.2. BARREL FACTOR

Expression in terms of barrels of one metric ton of crude oil of a certain API (60 degrees F) (barrels/ton)

4.3. NET QUANTITY

The net crude oil quantity remaining after deduction of the bottom sediments, unbound water, suspended water, and sediments (S+W)

4.4. S+W (Sediment and Water)

The suspended water and sediments in the crude oil determined as per ASTM–D473 and ASTM-D4377.

4.5. ASTM (American Society for Testing and Materials)

International standard.

5. TERM OF AGREEMENT

This agreement shall become effective on the date of signature, and remain in force for a term of 1 (One) year. Unless terminated by either party giving prior notice, in writing, 30 days in advance of the end of such term, the agreement shall be extended for further terms of 1 (one) year each, on the same terms and conditions.

6. QUANTITY

SELLER shall communicate to the BUYER in October each year the estimated production quantity and places of delivery for the next year.

7. DELIVERY PLACE, DELIVERY FORM, QUALITY AND MEASUREMENTS

During the term of this Agreement, SELLER agrees to supply the BUYER with, and BUYER agrees to purchase the crude oil to be delivered on FOB basis by the SELLER at its BOTAŞ/Batman tanks and at BOTAŞ/Dörtyol.

SELLER shall deliver the crude oil to the BUYER in a settled, and foam and gas-free condition. The water and sediment content (S+W) in the crude oil to be delivered shall not be more than 1%, and the salt content shall not be more than 100 lb/1000 barrels. Gravity of the crude oil to be delivered by the SELLER to the BUYER at the BOTAŞ/Batman tanks shall not have an API gravity exceeding 19.0.

Furthermore, the SELLER shall extend any necessary cooperation in respect of the discharge of the crude oil with a sulphur content of less than 1% into the tanks containing the same sulphur-grade crude oil at the Pirinçlik/DİYARBAKIR pumping station of BOTAŞ.

Measurements to be performed shall satisfy the latest editions of the ASTM standards, and the tables of the same standards shall be used in temperature and volume corrections. Basic quantities for bills of lading and invoices shall be the net quantities, excluding the water and sediments.

The basic quantity of the crude oil purchased at the BOTAŞ/Batman tanks shall be the quantity calculated at the BOTAŞ/Batman tanks, and the delivery shall occur upon agreement of the representatives of the parties.

For any quantity and quality discrepancies to arise at the Batman Refinery tanks, the parties shall meet, in presence of BOTAŞ as well, to resolve the problem by negotiation.

Title of the product shall pass to the BUYER as of the product has left the loading arm at the FOB (Free On Board) BOTAŞ/Dörtyol delivery thereof.

Both parties shall be entitled to cause their respective inspectors or representatives to attend the measurements.

8. PRICING

Price of the crude oil delivered at Dörtyol and Batman hereunder shall be determined in accordance with the pricing formula provided in Section 10 “Price Formation” of the “Oil Market Law” No. 5015 dated 04 December 2003.

Any amendments to the above-mentioned Law shall be reflected “as is” in the pricing article as of the effective date of such amendment.

9. PAYMENT

The market price calculation of the deliveries made within a calendar month shall be indicated by the SELLER individually. The cost of the crude oil received within the current month with the bill of lading shall be paid by the BUYER against the invoice to be submitted within the first 10 days of the following month, on the 15th calendar day of the following month for the deliveries at Batman Refinery, and on the 30th calendar day of the following month (on the last business day in the case of February) for the deliveries at Dörtyol. If any such date coincides with a holiday, then the payment shall be made on the next business day. Any invoice payments past due shall be subject to a late fine on the legal interest rate of the Turkish Central Bank.

10. FORCE MAJEURE

Neither party shall be liable for its failure in fulfilling its obligations as a result of any event of force majeure. However, the affected party shall provide the other party with evidence of the reason of the force majeure event within 15 days.

11. DISPUTES

Any disputes to arise from the implementation of this Agreement shall be settled amicably between the parties. However, if no such amicable settlement can be achieved, then the Courts and Execution Offices of KÖRFEZ shall have jurisdiction to resolve the disputes. Besides, any disagreement in respect of the price of domestically produced crude oil shall be resolved within the framework of Article 14 of the “Regulations on the Oil Market Pricing System” published by the Energy Market Regulatory Authority on 14 October 2008.

12. CHARGES

All kinds of taxes, duties, fees, stamp duties, notarial charges, and other legal payments to arise from the execution and implementation hereof shall be borne by the SELLER. The stamp duty for the agreement shall be paid by the BUYER, and deducted from the first payment to be made to the SELLER.

13. AMENDMENT TO THE ARTICLES OF THE AGREEMENT

Amendment to any one of the articles hereof shall only be valid upon mutual written consent of the competent authorities of the parties.

14. NOTIFICATIONS

All kinds of notification in connection herewith shall be sent to the addresses of legal domicile of the parties given below. Any changes in any of such addresses shall be notified to the other party in writing within 10 days.

15. ADDRESSES

TÜRKİYE PETROL RAFİNERİLERİ A.Ş. KÖRFEZ / KOCAELİ P.K. 211-212, TR-41002 KOCAELİ	/s/ Hasan Tan

“PETROLEUM EXPLORATION MEDITERRANEAN INT.PTY.LTD” KEMERALTI CAD.KARAKÖY TİCARET MERKEZİ NO: 24, KAT: 7, TR-34425 KARAKÖY	/s/ Yavuz Erkut

/s/ Suha Okul
PETROLEUM EXPLORATION MEDITERRANEAN INT.PTY.LTD	TÜPRAŞ TÜRKİYE PETROL RAFİNERİLERİ A.Ş.

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